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            Consent of Independent Registered Public Accounting Firm

To the Board and Shareholders:

RiverSource Investment Series, Inc.
   RiverSource Diversified Equity Income Fund
RiverSource Managers Series, Inc.
   RiverSource Value Fund

We consent to the use of our reports dated November 20, 2006 and July 20, 2007, for River Source Diversified Equity Income Fund and RiverSource Value Fund, respectively, incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses incorporated herein by reference and the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information incorporated herein by reference. We also consent to the reference in the combined proxy statement/prospectus being filed on Form N-14 included herein.


/s/ KPMG LLP
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KPMG LLP

Minneapolis, Minnesota
November 20, 2007